Exhibit 99.1

Qualstar Reports Fiscal 2009 Second Quarter Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--February 12, 2009--Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the second quarter of fiscal 2009 ended December 31, 2008.

Fiscal 2009 Second Quarter Financial Results

Revenues for the second quarter of fiscal 2009 were $4.6 million, compared to $6.0 million for the same quarter of fiscal 2008, a decrease of $1.4 million or 23.6 percent. Loss from operations was $846,000 compared to $483,000 in fiscal 2008. Net loss was $555,000, or $(0.05) per basic and diluted share, compared to a net loss of $59,000, or $(0.00) per basic and diluted share for the second quarter of fiscal 2008.

Tape library segment revenues were $3.1 million for the quarter, compared to $5.0 million for the same quarter of the prior year, a decrease of $1.9 million, or 37.2%. Power supply segment revenues increased 41.3 percent, or $432,000, to $1.5 million for the quarter from $1.0 million for the same quarter of the prior year.

Gross margin percentage in the fiscal 2009 second quarter was 31.9 percent, compared to 33.8 percent in the year-ago quarter. The decrease in gross margin percentage was primarily attributable to a change in product mix, partially offset by efficiencies achieved in labor and overhead.

Research and development expenses for the second quarter of fiscal 2009 were $765,000, or 16.5 percent of revenues, compared to $770,000 or 12.7 percent of revenues, for the second quarter of fiscal 2008. Sales and marketing expenses were $753,000, or 16.3 percent of revenues, compared to $840,000 or 13.9 percent of revenues, in the corresponding period last year. General and administrative expenses in the second quarter of fiscal 2009 were $802,000 or 17.3 percent of revenues, compared to $918,000, or 15.2 percent of revenues, for the same period last year.

Fiscal 2009 Six-Month Financial Results

Qualstar reported revenues of $10.0 million for the first six months of fiscal 2009, compared with $11.4 million for the first six months of fiscal 2008. The Company’s net loss for the first six months of fiscal 2009 was $0.6 million or $(0.05) per basic and diluted share, compared with a net loss of $0.3 million, or $(0.02) per basic and diluted share, in the first six months of fiscal 2008.

Cash, cash equivalents and marketable securities were $30.2 million at December 31, 2008, down from $32.5 million at June 30, 2008. Inventory at December 31, 2008 was $6.4 million, compared to $6.1 million at June 30, 2008.

Commenting on the second quarter results, Bill Gervais, president and chief executive officer of Qualstar said, “While second quarter revenues of $4.6 million were within our guidance range, our results suggest that we are beginning to be affected by the current recessionary economic climate, which has resulted in several potential customers delaying purchase decisions for our libraries. That said, I continue to be pleased with the performance of our N2Power business. During the second quarter, N2Power generated revenues of $1.5 million, a 41 percent improvement compared to the same period last year, largely due to power supply shipments to an OEM customer for use in gaming applications. N2Power is growing in importance as part of Qualstar’s overall business and we believe N2Power products will continue to generate strong demand due to worldwide requirements for smaller and more energy efficient power supplies.”

Mr. Gervais concluded, “Although we are in uncertain times, we have a solid balance sheet and excellent liquidity and we are comfortable with the future earnings and cash flow potential of the Company. Our financial strength puts us in an enviable position and gives us the flexibility to weather the current uncertainty as well as capitalize on opportunities once conditions stabilize.”

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2009 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-257-1836 or 303-262-0084. An audio replay will be available through February 19, 2009, by calling 800-405-2236 or 303-590-3000, and entering pass code 11126231.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

QUALSTAR CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net revenues	$4,623	$6,049	$10,025	$11,381

Cost of goods sold	3,149	4,004	6,668	7,712

Gross profit	1,474	2,045	3,357	3,669

Operating expenses:
Research and development	765	770	1,508	1,498
Sales and marketing	753	840	1,448	1,600
General and administrative	802	918	1,568	1,656
Total operating expenses	2,320	2,528	4,524	4,754

Loss from operations	(846)	(483)	(1,167)	(1,085)

Investment Income	291	424	571	837

Loss before income taxes	(555)	(59)	(596)	(248)

(Benefit) Provision for income taxes	-	-	(2)	17

Net loss	$(555)	$(59)	$(594)	$(265)
Loss per share:
Basic and Diluted	$(0.05)	$(0.00)	$(0.05)	$(0.02)
Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253

Cash dividends declared per common share	$0.06	$-	$0.12	$-

QUALSTAR CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	December 31,	June 30,
	2008	2008
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$5,049	$6,744
Marketable securities, short-term	14,619	11,091
Receivables, net of allowance for doubtful accounts of $105 as of December 31, 2008 and $82 as of June 30, 2008	2,574	2,962
Inventories, net	6,355	6,109
Prepaid expenses and other current assets	496	467

Total current assets	29,093	27,373

Property and equipment, net	439	526
Marketable securities, long-term	10,574	14,703
Other assets	55	55

Total assets	$40,161	$42,657

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$745	$1,197
Accrued payroll and related liabilities	393	519
Other accrued liabilities	936	1,774

Total current liabilities	2,074	3,490

Other long-term liabilities	46	46
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2008 and June 30, 2008	18,753	18,705
Accumulated other comprehensive income (loss)	309	108
Retained earnings	18,979	20,308
Total shareholders' equity	38,041	39,121

Total liabilities and shareholders' equity	$40,161	$42,657

CONTACT:
Qualstar Corporation
William J. Gervais
President & CEO
805-583-7744
gervais@qualstar.com
or
Financial Relations Board
Lasse Glassen
General Information
213-486-6546
lglassen@frbir.com